STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF TRUST
OF
PARR FAMILY OF FUNDS

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust is Parr Family of Funds.

2.	The Certificate of Trust of Parr Family of Funds is hereby amended by changing the First Article thereof so that, as amended, said Article shall be, and read as follows:

The name of the trust is 360 Funds.

3.	This Certificate of Amendments shall be effective upon the filing of this certificate with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 11th day of July, 2011.

PARR FAMILY OF FUNDS

By: /s/ Christopher Anci
Christopher Anci, Trustee